Exhibit 99.1

AeroGrow Re-Directs Business Focus; Announces New CEO, COO

•	Company turns around bottom-line, anticipates near-breakeven December quarter
•	Increases focus on high margin direct-to-consumer business
•	Jack J. Walker named Chief Executive Officer
•	J. Michael Wolfe named Chief Operating Officer

Boulder, CO – January 15, 2010 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced a strategic shift to increase the Company’s focus on its high margin direct-to-consumer business channels, including key personnel changes.

Jack J. Walker was named Chief Executive Officer, replacing Jervis (Jerry) Perkins, AeroGrow’s CEO since March 2008.  Mr. Perkins will continue to serve on the Company’s Board of Directors.

Mr. Walker has been a Director of AeroGrow since February 2006, Chairman of the Board since July 2008, and is AeroGrow’s largest beneficial shareholder.  Mr. Walker is stepping into the CEO role to lead the changes needed to re-focus the Company’s strategy on its direct-to-consumer business.  In addition, he will take an active role in efforts to raise the new investment capital necessary to fuel the Company’s future growth, and to meet short-term liquidity requirements.

Other management changes include the promotion of J. Michael Wolfe, AeroGrow’s Vice President of Operations since April 2006, to Chief Operating Officer.  Mr. Wolfe has also served as the General Manager of AeroGrow’s direct response division since August 2008.  While at AeroGrow, Mr. Wolfe launched the Company’s first direct response catalog, now mailed to millions of households annually, and took over the struggling web and internet division in December 2008.  These channels, along with other direct-to-consumer marketing programs, drive the company’s direct response division, a business that was largely responsible for the significant improvement in the company’s bottom line.  During the past year, return on media dollars spent in the company’s direct response business more than doubled and the Company’s database of active buyers surpassed 100,000 names (a growth rate of over 15%).  In addition, the average annual amount spent by existing AeroGrow customers in repeat purchases increased by over 20% to nearly $50.

Prior to AeroGrow, Mr. Wolfe served as President and COO of Concepts Direct, where he oversaw the development, launch and operations of 7 independent catalogs including the highly successful Colorful Images, Snoopy, Etc. and Linda Anderson brands.  Revenue grew to more than $80 million prior to the sale of the company to the Taylor Corporation.  Prior to that, Mr. Wolfe served as Vice President of database management company Wiland Services, Inc. (later sold to NeoData Corp).

Jack Walker, AeroGrow’s new CEO, said “The increased focus on our direct response channels comes as a result of the success we’ve had in that area, combined with the significant changes we’ve seen in the retail industry in the U.S.  As retailers have struggled to respond to the global economic crisis, they have shifted inventory and sales risks to their suppliers.  For smaller companies like AeroGrow, this means the capital base required to do business with large retailers has increased dramatically, as has the overall risk of being a supplier to the retail trade.  Conversely, in our direct response business, where we have more control over all aspects of our business model, we enjoy higher margins, a growing core of dedicated customers and recurring revenue streams, with significant growth opportunities for the future.  Of course we’ll continue to work with and support our existing retail customers.

“Combined with our cost cutting efforts of the last year, the increased focus on our direct response business has resulted in the achievement of a significant turnaround in AeroGrow’s bottom line,” continued Mr. Walker.  “We’re forecasting a near-breakeven EBITDA for the quarter ended December 31, 2009, a dramatic improvement from last year’s $3.7 million EBITDA loss in the same period.  More details will follow in our upcoming Form 10-Q, to be filed next month.  In addition, earnings calls will be reinstated at that time.

“Finally, I’d like to thank Jerry Perkins for his service as CEO at AeroGrow,” said Mr. Walker. “Jerry is leaving the CEO role having restructured the business and navigated the Company through some extremely difficult economic times.  Jerry recognized the benefits of a strategic shift in the organization and fully endorses the changes, including his departure, being announced today.”

Concurrent with the announcement of the new CEO and shift in strategic focus, AeroGrow announced a reorganization expected to result in annualized savings, principally from headcount reductions, in excess of $1.6 million.  Among the positions eliminated is the Vice President of Sales position formerly held by Jeffrey M. Brainard.  Mr. Brainard joined AeroGrow in March 2006, and quickly built retail distribution to more than 10,000 storefronts by December 2008.  AeroGrow sincerely thanks Mr. Brainard and Mr. Perkins, as well as other impacted employees, for their significant contributions to the Company.

Greg Clarke will continue to serve as AeroGrow’s Chief Financial Officer and as a Company Director.  John Thompson, a long-term contributor to AeroGrow’s product development, marketing, sales and fundraising, has been promoted to Senior Vice President, Sales and Marketing.

“Our number one focus in the coming year is turning around AeroGrow’s bottom line and building a company that will post consistent revenue growth and profitability,” said Mike Wolfe, AeroGrow’s new COO.  “In addition, we’ll be focusing on our product and pricing models, our promotional efforts and overall operational efficiencies.  If we grow our database, take great care of our customers, and sell reasonably priced products at attractive margins, the profits will come.  I believe we now have the right tools and the right team in place to make that happen.”